EXHIBIT 10.70
     AMENDMENT NO. 1, with an effective date of April 23, 2007 (this “Amendment No. 1”), to the EMPLOYMENT AGREEMENT (the “Agreement”) dated April 11, 2005 between GREENFIELD ONLINE, INC., a Delaware Company (“Company”), and DAVID ST. PIERRE (“Executive”).
RECITALS
          The Company and Executive have agreed to amend the Agreement to provide for additional severance benefits in the event that the Executive is terminated without Cause.
          NOW, THEREFORE, the parties hereto agree as follows:
     Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms shall be accorded the definitions assigned to them in the Agreement.
     Section 2. Amendment to the Agreement. Section 5 (a) of the Agreement shall be replaced in its entirety by the following:
“Section 5. Effect of Termination; Severance.
          (a) In the event of a Termination Without Cause or a Resignation for Good Reason, the Executive or his beneficiaries or estate shall have the right to receive the following:
(i)	the unpaid portion of the Base Salary, computed on a pro rata basis to the Termination Date;

(ii)	a pro rata portion of the annual bonus, if any, that the Executive would have been entitled to receive pursuant to the applicable Bonus Plan in the year in which the Executive’s employment terminates, based upon the attainment of the performance objectives applicable thereto for such year and the percentage of the fiscal year that shall have elapsed through the date of the Executive’s termination of employment, payable when such annual bonus would have otherwise been payable had the Executive’s employment not terminated;

(iii)	reimbursement for any expenses for which the Executive shall not have been previously reimbursed, as provided in Section 2(d); and

(iv)	payment of Base Salary for a period (the “Severance Period”) of twelve (12) months immediately following the Termination Date, and following a Change in Control (as defined above), the Severance Period shall be eighteen (18) months immediately following the Termination Date. In addition, following a Qualifying Change in Control, the Executive shall be entitled to receive an additional bonus equal to three months’ Base Salary, payable in a lump sum within 30 days following the date of termination. The foregoing amounts shall not be subject to reduction in the event that the Executive obtains new employment during the Severance Period. In order to receive any such amounts the Executive must provide the Company with an effective release and waiver agreement releasing any and all claims against the Greenfield Entities and not revoke or be in breach of such agreement and, provided further, that in the event of a breach by the Executive of any of Sections 6, 7, 8, or 9 on or after the Termination Date, the provisions of Section 11 shall apply.

For purposes of this clause (iv), a “Qualifying Change in Control” shall mean a Change in Control which results in proceeds to the Company or its shareholders, net of legal, accounting and other transaction fees, of $120 million or more in the aggregate.”
     Section 3. No Other Amendments. Except as expressly set forth herein, the Agreement remains in full force and effect in accordance with its terms and nothing contained herein shall be deemed (i) to be a waiver, amendment, modification or other change of any term, condition or provision of the Agreement (or a consent to any such waiver, amendment, modification or other change), or (ii) to entitle the Executive to a waiver, amendment, modification or other change of any term, condition or provision of the Agreement (or a consent to any such waiver, amendment, modification or other change), or to a consent, in the future in similar or different circumstances.
     Section 4. Further Assurances. The parties hereto agree to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Company may at any time reasonably request in connection with the administration and enforcement of this Amendment No. 1.
     Section 5. Notices. All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Amendment No. 1 shall be delivered in accordance with the notice provisions contained in the Agreement.
     Section 6. Headings. The headings used herein are for convenience of reference only and shall not affect the construction of, nor shall they be taken into consideration in interpreting, this Amendment No. 1.
     Section 7. Counterparts. This Amendment No. 1 may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
     Section 8. Applicable Law. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CONNECTICUT (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.

GREENFIELD ONLINE, INC.

By:	/s/Albert Angrisani Albert Angrisani President

/s/ David St. Pierre David St. Pierre Executive